MASTER LOAN AGREEMENT

This MASTER LOAN AGREEMENT (this "Agreement" or this "MLA") is dated as of July 15th, 2026 (the "Effective Date") and is made by and among:
(i)  Energea Portfolio 5 LATAM LP, a limited partnership organized under the laws of the State of Delaware (together with its permitted successors and assigns, the "Lender");
(ii)  KLIMA INVEST S.A.S. (NIT 901859924-6), a sociedad por acciones simplificada organized under the laws of the Republic of Colombia, with principal domicile in Medellín, Antioquia, registered under commercial registration (matrícula mercantil) No. 21-793591-12 of the Cámara de Comercio de Medellín para Antioquia (formerly UNERGO S.A.S.) (together with its permitted successors and assigns, the "Borrower" or "Klima");
(iii)  SOLENIUM S.A.S., a sociedad por acciones simplificada organized under the laws of the Republic of Colombia (NIT 901097244-5) (the "Guarantor"), solely with respect to Article 10 (Corporate Guarantee) and the other provisions expressly applicable to it.
Each of the foregoing is a "Party" and collectively they are the "Parties."
RECITALS
A.  The Borrower owns, or will acquire, consolidate, and construct, distributed-generation ("DG") solar projects in the Republic of Colombia, held by the Borrower directly or through one or more patrimonios autónomos constituted under a fiducia mercantil (each such project, a "Project").
B.  Subject to the terms and conditions of this Agreement, the Lender may, in its sole discretion, extend senior secured loans in Colombian pesos ("COP") on a Project-by-Project basis pursuant to separate Project Loan Agreements (each, a "PLA") entered into under, and made a part of, this Agreement, against a growing borrowing base of eligible Projects.
C.  The Facility is uncommitted at the platform level: the Aggregate Cap is a ceiling and not a commitment to lend, and the Lender has no obligation to enter into any PLA or to approve any Project. Upon execution of a PLA, the Lender funds Advances under that PLA as set forth in Section 2.2, subject to satisfaction of the applicable conditions precedent and the absence of any continuing Drawstop Event.
D.  Collateral and perfection will be implemented under Colombian law and shall consist of, without any equity or share pledge over the Guarantor or any direct or indirect owner of the Borrower: (i) an all-assets garantía mobiliaria over the Projects' movable assets, receivables, bank accounts, and revenue flows, duly registered in the Registro de Garantías Mobiliarias; (ii) a pledge over the Borrower's derechos fiduciarios in each patrimonio autónomo holding the Projects;
(iii) Lender-controlled deposit accounts in COP at the Account Bank to operationalize the cash-management Waterfall;
(iv)  customary step-in and direct-agreement rights over the Material Contracts; and (v) blank promissory notes (pagarés en blanco) with letters of instructions (cartas de instrucciones) executed by the Borrower and the Guarantor, providing the Lender a local executable title (título ejecutivo).
E. The Guarantor will provide a corporate guarantee of scheduled debt service - broadened, during the Interim Period pending satisfaction of the Conditions Subsequent under Section 5.8, to the full repayment of outstanding Advances upon acceleration, pursuant to Section 10.1.1A - released upon satisfaction of the Performance Test, all as further set forth in Article 10.
F. The Unergy-Klima Platform Term Sheet dated June 12, 2026 (the "Term Sheet") served as a commercial baseline only. This Agreement and each PLA govern and control in all respects; upon execution of this Agreement, the Term Sheet (other than its provisions expressly stated to be binding, which are restated herein) has no independent force or effect.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:
1.   DEFINITIONS; SINGLE AGREEMENT / HIERARCHY
1.1  Defined Terms. For purposes of this Master Loan Agreement, the following terms have the following meanings. Terms defined in the preamble, the Recitals, or another provision of this Agreement by quotation and underline have the meanings there given; where a term is defined both in this Article 1 and elsewhere, the Article 1 definition controls. No capitalized term may be defined by mere usage in any PLA or any Exhibit or Schedule.

1.1.1  "Account Bank" means Banco Davivienda S.A. (as successor to Scotiabank Colpatria), an intermediario del mercado cambiario ("IMC"), or any replacement financial institution approved by the Lender in writing.
1.1.2  "Advance" means each loan disbursement made by the Lender to the Borrower under a PLA pursuant to Article 5 and the applicable PLA; collectively, "Advances."
1.1.3  "Advance Rate" means sixty-eight percent (68%), as further described in Section 2.4.
1.1.4   "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such Person; "control" means the power, directly or indirectly, to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract, or otherwise, and is deemed present where a Person owns, directly or indirectly, 50% or more of the voting securities or equity interests of another Person.
1.1.5  "Aggregate Cap" means the COP equivalent of ten million U.S. dollars (US$10,000,000), determined by the Lender by reference to the tasa representativa del mercado published for the date of measurement, representing the maximum aggregate principal amount outstanding under all PLAs at any time. The Lender may increase the Aggregate Cap in its sole discretion by written notice. The Aggregate Cap is a ceiling and not a commitment to lend.
1.1.6  "Applicable Law" means any constitution, statute, law, treaty, convention, regulation, ordinance, code, rule, judgment, decree, order, directive, circular, or other binding requirement of any Governmental Authority applicable to a Party, the Facility, a Project, or any payment or security hereunder (including, as applicable, the laws of Colombia, the United States, and the State of Delaware).
1.1.7  "Approval Gates" means the three approval gates applicable to each Advance pursuant to Section 5.3: the Compliance Gate, the Technical Gate, and the Financial Gate.
1.1.8  "Approved Budget" means, for a New-Build Project, the budget attached to the applicable PLA pursuant to its Construction Rider, as updated by any approved variance thereunder.
1.1.9  "Approved Project" means a Project that (a) satisfies the eligibility criteria set forth in the applicable PLA, (b) has completed due diligence to the Lender's satisfaction, and (c) has received the approval of the Lender's Investment Committee.
1.1.10  "BanRep" means the Banco de la República, Colombia's central bank, in connection with external-debt registrations and amendments required under Section 4.2.
1.1.11  "Borrowing Base" means, at any time, the aggregate value of the eligible collateral within the Borrower (including the Projects contributed to the Borrower or its patrimonio autónomo), as determined by the Lender pursuant to Section 2.4, after giving effect to the haircuts and subordination adjustments set forth therein and in the applicable PLA Schedules.
1.1.12   "Business Day" means any day (other than Saturday or Sunday) on which banks are open for general business in Bogotá, D.C., Colombia, and New York, New York, U.S.A.
1.1.13  "Clawback" means the Borrower's obligation under Section 2.5.3 to return promptly to the Lender, with accrued interest, any portion of an Advance not applied to a Permitted Use within fifteen (15) Business Days after disbursement (or such longer period as the Lender may approve in writing by reference to the applicable payment schedule).
1.1.14  "COD" means the commercial operation date of the applicable Project, as specified in the applicable PLA (including any required evidentiary deliverables).
1.1.15  "Commercializer" (Comercializador) means the registered electricity commercializer engaged in respect of a Project to sell energy into the Colombian Mercado de Energía Mayorista ("MEM") or under power-purchase agreements ("PPAs"), as applicable.
1.1.16  "Compliance Certificate" means the quarterly certificate delivered pursuant to Section 8.1.3, in the form of Exhibit B, setting out the portfolio DSCR computation and covenant compliance.
1.1.16A "Conditions Subsequent" means the conditions designated as Conditions Subsequent in Section 5.8.
1.1.16  B "Construction Rider" means, for a New-Build Project, the construction rider attached to its PLA, setting out the Approved Budget, the milestone draw schedule, the in-balance requirements, the Technical Certificate requirements, and the completion terms for that Project.
1.1.17   "Control Activation Notice" means a written notice delivered by the Lender to the Account Bank pursuant to the account-control documentation activating exclusive control over a Controlled Account.

1.1.18   "Controlled Account" means each COP-denominated deposit account of the Borrower (or of the applicable patrimonio autónomo) at the Account Bank subject to Lender control under account-control documentation acceptable to the Lender, including the operating account(s) into which all Project revenues are deposited and the DSRA.
1.1.19    "Corporate Guarantee" means the guarantee of scheduled debt service provided by the Guarantor under Article 10 (as broadened during the Interim Period pursuant to Section 10.1.1A), released upon satisfaction of the Performance Test.
1.1.20   "Debt Service" means, for any period, scheduled principal and scheduled interest payable under the PLAs in accordance with the applicable amortization profiles.
1.1.21   "Default" means any event or condition which, with notice, lapse of time, or both, would constitute an Event of Default.
1.1.22   "Default Margin" means six percent (6.00%) per annum.
1.1.23   "Default Rate" means, for any period during the continuance of an Event of Default, the Interest Rate plus the Default Margin; provided that the Default Rate shall at no time exceed the maximum interest rate permitted under Applicable Law - including, where applicable, the Colombian usury ceiling (tasa de usura) certified by the Superintendencia Financiera de Colombia for the relevant period - and, for any period in which the Interest Rate plus the Default Margin would exceed such maximum, the Default Rate shall equal such maximum rate (see Section 3.4).
1.1.24    "Derechos Fiduciarios Pledge" means the pledge (garantía mobiliaria) over the Borrower's derechos fiduciarios in each patrimonio autónomo holding Projects, registered in the RGM, as described in Section 2.7 and the Security Documents. The Derechos Fiduciarios Pledge is an equity-equivalent security implementing the over-collateralization described in Section 2.4 and is not a share pledge over the Guarantor or any direct or indirect owner of the Borrower.
1.1.25     "Direct Agreement" means a tripartite agreement among the Borrower (or the applicable patrimonio autónomo), the relevant counterparty (EPC contractor, O&M provider, Commercializer, or other Material Contract counterparty), and the Lender providing collateral assignment, step-in, cure, and replacement rights.
1.1.26    "Distribution Conditions" means, at the time of and after giving effect to the relevant distribution: (a) no Default or Event of Default has occurred and is continuing; (b) the DSRA stands at not less than the DSRA Target Balance; (c) no Clawback amount is outstanding; and (d) all reporting then due under Section 8.1 has been delivered.
1.1.27   "Draw Notice" means a draw notice substantially in the form of Exhibit A delivered pursuant to Section 5.2.
1.1.27  A "Drawstop Event" has the meaning set forth in Section 2.2.5.
1.1.28   "DSCR" means the Debt Service Coverage Ratio, computed for any trailing-nine-month period on a portfolio basis as (a) aggregate cash flow available for Debt Service of the Projects for such period divided by (b) aggregate Debt Service for such period, in each case as further specified in Exhibit B. For purposes of the Performance Test (Section 10.4), DSCR is measured on Energy Revenue only.
1.1.29     "DSRA" means the Lender-controlled Debt Service Reserve Account (as a sub-account or separate Controlled Account) maintained pursuant to Section 6.4.
1.1.30   "DSRA Target Balance" means six (6) months of scheduled Debt Service (scheduled principal and scheduled interest calculated at the Interest Rate) determined under the amortization profiles set forth in the PLAs then in effect.
1.1.31    "Energy Revenue" means revenue from actual sales of electric power of the Projects (MEM spot and PPA/Commercializer sales), excluding insurance proceeds, EPC liquidated damages, regulatory or market refunds, indemnities, and other non-recurring items.
1.1.32   "Event of Default" has the meaning set forth in Section 11.2.
1.1.33   "Facility" has the meaning set forth in Section 2.1.
1.1.34   "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative functions of or pertaining to government.

1.1.35   "Guaranteed Obligations" has the meaning set forth in Section 10.2.2.
1.1.36    "Hard-Locked Terms" means the platform-level matters enumerated in Section 1.2.3, which may not be amended, qualified, or overridden by any PLA or PLA Schedule except by a written amendment to this Agreement executed in accordance with Article 14.
1.1.37    "Indebtedness" means, with respect to any Person, all obligations for borrowed money, purchase-money indebtedness, capitalized leases, reimbursement obligations under letters of credit or surety bonds, and guaranties of any of the foregoing (in each case, other than ordinary-course trade payables).
1.1.38   "Indemnified Parties" has the meaning set forth in Section 12.2.
1.1.39   "Insolvency Event" means, with respect to any Person, that such Person (a) admits in writing its inability to pay its debts as they fall due; (b) is subject to, or seeks, liquidation, reorganization, insolvency, or similar proceedings (including under Ley 1116 de 2006); (c) makes a general assignment for the benefit of creditors; or (d) has a receiver, trustee, liquidator, or similar official appointed for it or a substantial part of its assets; provided that bona fide defensive filings to contest an involuntary proceeding shall not constitute an Insolvency Event unless not dismissed within thirty (30) Business Days.
1.1.40   "Interest Rate" means eighteen percent (18.00%) per annum, fixed, all-in, in COP, for the entire term of each Loan, with no tiering, indexation, reset, or observation-period mechanic, and with no separate structuring or arrangement fee charged to the Borrower.
1.1.40  A "Interim Period" has the meaning set forth in Section 10.1.1A.
1.1.41    "Lender Account" means the account designated by the Lender for receipt of payments under the Loan Documents, as notified to the Borrower in writing from time to time.
1.1.42   "Lien" means any lien, security interest, pledge, charge, encumbrance, or other adverse claim of any kind.
1.1.43    "Loan" means the outstanding principal amount advanced to the Borrower under a PLA, together with accrued interest and other amounts payable thereon under the Loan Documents.
1.1.44    "Loan Documents" means this Agreement, each PLA, all Schedules and Exhibits hereto and thereto, each Security Document, each account-control agreement, each Direct Agreement, the Corporate Guarantee provisions of Article 10, each certificate delivered hereunder, and any other agreement, instrument, certificate, or notice delivered in connection with the foregoing, in each case as amended, supplemented, or replaced from time to time.
1.1.45    "Material Adverse Effect" means a material adverse effect on: (a) the business, operations, performance, properties, or financial condition of the Borrower or the Projects, taken as a whole; (b) the legality, validity, binding effect, or enforceability of this Agreement, any PLA, or any Security Document; (c) the validity, perfection, priority, or enforceability of any security interest in collateral or the rights and remedies of the Lender; or (d) the ability of any Obligor to pay or perform its obligations when due.
1.1.46   "Material Contract" means, for a Project, each contract designated as material in the applicable PLA (together with any replacement permitted hereunder), including EPC, major equipment supply, interconnection, site control (leases, easements, and rights-of-way), O&M, any PPA or Commercializer arrangement, SCADA/monitoring, the fiducia mercantil agreement constituting the applicable patrimonio autónomo, and any other agreement identified in the applicable PLA as critical to construction, interconnection, COD, or operations.
1.1.47   "Monthly Reporting Package" means the monthly reporting deliverable required by Section 8.1.1, consisting of (a) generation, settlement, and PPA/MEM revenue data per Project (production and availability versus plan); (b) Waterfall application and DSRA status with corresponding Controlled Account bank statements; (c) O&M ticket log and contractor performance indicators; (d) for New-Build Projects, Approved Budget versus actuals with variance analysis and milestone updates; (e) a use-of-proceeds certificate for any Advance in the prior month; and (f) copies or summaries of material notices under Material Contracts and permits for the period.
1.1.48     "New-Build Project" means a Project designated in its PLA as a construction project to which the Construction Rider applies.
1.1.49    "Obligor" means each of the Borrower and the Guarantor, and any other Person that becomes an obligor under any Loan Document.
1.1.50    "Operating Project" means a Project that has achieved COD and is designated in its PLA as an operating project.

1.1.51   "Pagaré" means each blank promissory note (pagaré en blanco) governed by Colombian law, executed by the Borrower or the Guarantor in favor of the Lender, together with its corresponding letter of instructions (carta de instrucciones) authorizing the Lender to complete it in accordance with its terms upon an Event of Default, constituting a título ejecutivo enforceable through a proceso ejecutivo before the competent Colombian courts; collectively, the "Pagarés." The forms of Pagaré and carta de instrucciones shall be conformed by Colombian counsel (Exhibit D).
1.1.52    "Patrimonio Autónomo" means each patrimonio autónomo constituted under a fiducia mercantil with a Colombian sociedad fiduciaria, to which Projects are contributed and in which the Borrower holds derechos fiduciarios.
1.1.53   "Payment Date" means the fifth (5th) Business Day of each calendar month.
1.1.54   "Performance Test" has the meaning set forth in Section 10.4.1.
1.1.55   "Permitted Uses" has the meaning set forth in Section 2.5.1.
1.1.56    "Person" means any natural person, corporation, limited liability company, partnership, joint venture, association, trust (including any patrimonio autónomo), unincorporated organization, or Governmental Authority.
1.1.57   "PLA" means a Project Loan Agreement entered into under this MLA for a specific Project (or discrete group of Projects), incorporating project-specific amounts, dates and milestones, eligibility tests, and technical specifications consistent with this Agreement.
1.1.58    "PLA Schedules" means, with respect to any PLA, the schedules attached to that PLA that set binding project-level values for that Project, as amended from time to time in accordance with the amendment mechanics of the Loan Documents. The PLA cover page, recitals, and body text are not PLA Schedules; no PLA Schedule may modify any Hard-Locked Term except by written amendment to this Agreement.
1.1.59   "Project" has the meaning set forth in Recital A; each Project is designated in its PLA as an Operating Project or a New-Build Project.
1.1.60   "Project Oversight Committee" means the committee constituted pursuant to Section 8.10.
1.1.61    "Registro de Garantías Mobiliarias" or "RGM" means Colombia's movable-collateral registry, established under Ley 1676 de 2013, used to perfect the garantías mobiliarias granted in favor of the Lender.
1.1.62   "Security Documents" means, collectively, (a) each all-assets garantía mobiliaria (including all RGM filings and amendments); (b) the Derechos Fiduciarios Pledge; (b-bis) the irrevocable fiducia mercantil de garantía y fuente de pago over the Projects' economic rights, cash flows, and Controlled Account balances, with the Lender as beneficiary, registered for the effects of Ley 1116 de 2006 art. 55 (the "Security Trust"); (c) each collateral assignment of Material Contracts, warranties, liquidated damages, and insurance; (d) each account-control agreement; (e) each Pagaré and its carta de instrucciones; and (f) any other agreement or filing creating, perfecting, or maintaining a Lien in favor of the Lender with respect to the collateral, in each case as amended, supplemented, or replaced from time to time.
1.1.63   "Shortfall Amount" has the meaning set forth in Section 10.3.1.
1.1.64   "Technical Certificate" means a certificate issued by the Lender (or its designee) confirming satisfaction of milestone or eligibility tests for a construction Advance, in the form of Exhibit C, together with the supporting evidence specified therein.
1.1.65    "Technical Director" means the Lender's Technical Director, whose sign-off satisfies the Technical Gate under Section 5.3.2.
1.1.66   "Waterfall" means the monthly order of priority for application of cash in the Controlled Accounts set forth in Section 6.3.
1.2  Single Agreement / Hierarchy.
1.2.1  Integrated Contract. This Agreement, each PLA, and all related security and account-control documents form a single, integrated agreement for the Facility.
1.2.2  PLA Supersession - Schedules-Only. A PLA may supersede this Agreement only to the extent of, and only with respect to, an item expressly stated in its PLA Schedules. The PLA cover page, recitals, and body text are non-operative for purposes of varying or qualifying this Agreement. No implied or general language in any PLA shall amend this Agreement; any ambiguity is resolved in favor of the MLA.

1.2.3  Non-Variable Terms (the "Hard-Locked Terms"). The following platform-level matters may not be amended, qualified, or overridden by any PLA: Article 1 (definitions); the commitment structure of the Facility (Section 2.2), including its platform-level uncommitted character and the Drawstop Events; the Aggregate Cap; the Advance Rate and Borrowing Base mechanics (Section 2.4); the Permitted Uses and the Clawback (Section 2.5); the Interest Rate and interest mechanics (Article 3); currency, FX, and tax provisions (Article 4); the Approval Gates (Section 5.3); cash management, the Waterfall, the Controlled Accounts, and the DSRA architecture (Article 6); the Corporate Guarantee parameters and the Performance Test (Article 10); Events of Default and remedies (Article 11); creation, perfection, and enforcement of security; and governing law and jurisdiction (Article 16). Any conflicting PLA text is of no effect. Hard-Locked Terms may be changed only by a written amendment to this Agreement pursuant to Section 14.1.2.
1.3  Interpretation; Construction.
1.3.1   Headings; Cross-References. Headings are for convenience only and do not affect interpretation. Unless otherwise stated, references to Articles, Sections, Exhibits, and Schedules are to this Agreement; references in a PLA are to that PLA.
1.3.2  "Including." "Including" means "including without limitation" (and "include" has a corresponding meaning).
1.3.3  Grammar; Construction. The singular includes the plural and vice versa; "or" is not exclusive; "shall" denotes an obligation and "may" denotes discretion; "herein," "hereof," and "hereunder" refer to this Agreement as a whole.
1.3.4  Time Computation; Business Days. In computing any period of days after an event, the day of the event is excluded and the last day included; if a deadline falls on a day that is not a Business Day, performance is due on the next Business Day. Unless expressly stated as "calendar days," references to "days" mean Business Days.
1.3.5  Currency. Unless expressly stated otherwise, currency references are to Colombian pesos (COP). References to
U.S. dollars ("US$") are used solely to express the Aggregate Cap and are translated to COP as provided in the definition of Aggregate Cap.
1.3.6  Language; Foreign Terms. This Agreement is executed in English. Spanish terms used for precision (including garantía mobiliaria, derechos fiduciarios, patrimonio autónomo, fiducia mercantil, Comercializador, and retención en la fuente) do not alter English as the governing language.
1.3.7   Conflicts; Hierarchy. This Agreement controls platform-level terms and architecture; a PLA may only supersede amounts, dates and milestones, eligibility tests, and technical specifications through PLA Schedules as limited by Sections 1.2.2 and 1.2.3. As among documents: the body of this Agreement prevails over its Schedules and Exhibits; and the Hard-Locked Terms prevail over any inconsistent PLA or PLA Schedule. The Term Sheet has no independent force or effect (Recital F).
2.   FACILITY; UNCOMMITTED CHARACTER; BORROWING BASE; USE OF PROCEEDS
2.1   Facility Structure. This Agreement establishes a senior secured platform facility denominated in COP (the "Facility") under which the Lender may, in its sole discretion, make Advances to the Borrower on a Project-by-Project basis, each documented in a separate PLA. Each PLA incorporates this Agreement by reference. The Facility consolidates the Borrower's Operating Projects and finances the acquisition of Operating Projects and the construction of New-Build Projects, in each case against the growing Borrowing Base.
2.2  Commitment Structure.
2.2.1 Platform Uncommitted. The Facility is uncommitted at the platform level. The Aggregate Cap is a ceiling and not a commitment to lend. The Lender has no obligation to enter into any PLA, to approve any Project, or to make any portion of the Facility available for any Project, in each case in its sole and absolute discretion. No course of dealing, partial funding, or acceptance of any deliverable shall constitute a commitment to enter into any PLA, or a waiver or extension of any right of the Lender.
2.2.2  Conditions to PLA Execution. The Lender's execution of any PLA is conditioned upon: (a) completion, to the Lender's satisfaction, of its underwriting and due diligence of the relevant Project (including, for a New-Build Project, its construction underwrite); (b) approval of the Project by the Lender's investment committee; and (c) agreement of the Parties on the PLA Schedules (including, for a New-Build Project, the Approved Budget and the milestone draw schedule under its Construction Rider). The decision to execute any PLA remains in the Lender's sole discretion.
2.2.3 Commitment upon PLA Execution - Operating Projects. Upon execution of a PLA for an Operating Project, and for so long as no Drawstop Event has occurred and is continuing, the Lender shall fund each Advance requested under that PLA upon satisfaction of the conditions precedent in Article 5 and in that PLA.

2.2.4  Commitment upon PLA Execution - New-Build Projects. Upon execution of a PLA for a New-Build Project, and for so long as no Drawstop Event has occurred and is continuing, the Lender shall fund each Advance requested under that PLA in accordance with its Construction Rider, upon satisfaction of the conditions precedent in Article 5, in that PLA, and in its Construction Rider (including conformity with the Approved Budget, the in-balance requirements, the applicable Technical Certificate, and the Approval Gates).
2.2.5  Drawstop Events. "Drawstop Event" means, with respect to any PLA: (a) a Default or Event of Default has occurred and is continuing; (b) any representation or warranty made or repeated by the Borrower or the Guarantor is untrue or misleading in any material respect when made or repeated; (c) a Material Adverse Effect has occurred and is continuing; (d) the requested Advance would cause the aggregate principal outstanding under the Facility to exceed the Advance Rate multiplied by the Borrowing Base, or the Aggregate Cap; (e) for a New-Build Project, an uncured failure of the in-balance requirements under its Construction Rider, or the abandonment or suspension of construction of that Project for more than thirty (30) consecutive days (other than by force majeure or any other documented cause outside the Borrower's reasonable control); (f) funding would be unlawful under Applicable Law or would breach applicable sanctions regimes; (g) an Insolvency Event with respect to the Borrower or the Guarantor; or (h) any Condition Subsequent under Section 5.8 remains unsatisfied after its required deadline. Upon the occurrence and during the continuance of a Drawstop Event, the Lender may decline, defer, reduce, or condition any Advance under the affected PLA - or, in the case of clauses (a), (c), (f), (g), and (h), under any PLA - in its sole discretion.
2.3  Aggregate Cap. At no time shall the aggregate principal amount outstanding under all PLAs exceed the Aggregate Cap. Any Advance that would cause the Aggregate Cap to be exceeded shall not be requested or made.
2.4  Borrowing Base; Advance Rate; Over-Collateralization.
2.4.1   Advance Rate. Each Advance shall be sized so that, after giving effect thereto, the aggregate principal outstanding under the Facility does not exceed the Advance Rate (68%), or such higher percentage as the Lender may approve in its sole discretion, multiplied by the Borrowing Base, such that over-collateralization is maintained within the Borrower at all times.
2.4.2   Valuation. The Lender determines the value of eligible collateral for Borrowing Base purposes in its reasonable discretion, using the sizing inputs delivered under Section 8.1.6, the methodology stated in the applicable PLA Schedule, and such other information as the Lender considers appropriate.
2.4.3  Haircuts; Subordinated Interests. Partial or assigned interests in a Project (including any interest in a Project that is not wholly owned by the Borrower) are valued on a subordinated basis for Borrowing Base purposes and are subject to the value haircuts set forth in the applicable PLA Schedules. This Section governs valuation within the Borrowing Base only and does not, of itself, subordinate or assign the cash flows of any co-owner; the specific interests, ownership percentages, haircuts, and any related arrangements for each Project are set out in that Project's PLA Schedule.
2.4.4   Borrowing Base Growth. The Borrowing Base grows as additional Projects achieve eligibility and are contributed to the Borrower or its Patrimonio Autónomo; each addition is subject to Lender review and Investment-Committee approval as an Approved Project.
2.5  Use of Proceeds; Permitted Uses; Clawback.
2.5.1   Permitted Uses. Proceeds of Advances may be applied only to (a) the acquisition of Operating Projects (including through the purchase or assignment of the related engineering, procurement, and construction ("EPC") contract, or the completion of payments under executed purchase or assignment documents therefor), to bring such Projects within the Borrower, on the terms set out in the applicable PLA; (b) the construction of the New-Build Projects; (c) the contribution, consolidation, and on-boarding of the Operating Projects into the Borrower or its Patrimonio Autónomo; (d) related closing and perfection costs reasonably incurred; and (e) such other uses as the Lender may approve in writing (together, the "Permitted Uses").
2.5.2  Excluded Uses. Proceeds shall not be used for dividends, equity buybacks, unrelated corporate purposes, refinancing of third-party indebtedness not approved by the Lender, or any purpose inconsistent with this Agreement, the Security Documents, or the applicable PLA.
2.5.3  Clawback. Any portion of an Advance not applied to a Permitted Use within fifteen (15) Business Days after disbursement (or such longer period as the Lender may approve in writing by reference to the applicable payment schedule) shall be returned promptly to the Lender with accrued interest. Failure to return any Clawback amount when due is an Event of Default under Section 11.2.

2.6   Project Eligibility; Approved Projects. A Project qualifies as an Approved Project only upon the Lender's confirmation that the Project satisfies the eligibility criteria set forth in the applicable PLA (technical, legal, commercial, permitting, and interconnection readiness), completion of due diligence to the Lender's satisfaction, and Investment-Committee approval. Underwriting (technical and legal due diligence) proceeds in parallel and is not a condition to execution of this Agreement; the Lender's credit comfort rests on the collateral cushion (Section 2.4) and the Corporate Guarantee (Article 10), and underwriting outputs inform the Lender's exercise of its Advance discretion.
2.7  Security Readiness. As a condition to initial availability (and maintained thereafter), the Security Documents must be duly granted and perfected under Applicable Law, including (a) the all-assets garantía mobiliaria registered in the RGM; (b) the Derechos Fiduciarios Pledge registered in the RGM; (c) the account-control agreement over the Controlled Accounts; (d) the collateral assignments and Direct Agreements for the Material Contracts; and (e) the Pagarés of the Borrower and the Guarantor, executed in blank with their cartas de instrucciones and delivered to the Lender. For the avoidance of doubt, no equity or share pledge over the Guarantor or any direct or indirect owner of the Borrower is required or granted.
3.  INTEREST
3.1  Interest Rate. Each Loan bears interest at the Interest Rate: a fixed, all-in rate of eighteen percent (18.00%) per annum, in COP, for the entire term, with no tiering, indexation, reset, or observation-period mechanic. No structuring, arrangement, commitment, or other fee is charged to the Borrower in connection with the Facility.
3.2  Accrual; Payment; Day-Count.
3.2.1   Accrual Basis. Interest accrues on a 30/360 day-count basis (a 360-day year of twelve 30-day months), computed on the outstanding principal balance of each Loan, and accrues through but excluding the date of payment.
3.2.2  Payment. Accrued interest is due and payable monthly in arrears on each Payment Date, in accordance with the Waterfall.
3.2.3   Construction Tranches - Interest-Only Until COD. Advances funding the construction of a New-Build Project bear interest only (no scheduled principal) until the relevant Project's COD, with interest payable monthly through the Waterfall; from COD, the amortization profile in the applicable PLA applies.
3.2.4  Operating Projects. Loans in respect of Operating Projects pay combined scheduled principal and interest monthly from disbursement (or from COD, where the applicable PLA so provides), per the amortization profile in the applicable PLA.
3.2.5  Amortization Profile. Unless otherwise agreed in the relevant PLA, each Loan amortizes over a tenor of twenty
(20) years on a linear amortization profile, with combined scheduled principal and interest payable monthly on each Payment Date; the Lender reserves the option to sculpt the amortization profile where required to support the DSCR covenant (Section 9.12), as reflected in the applicable PLA Schedule A.
3.3  Default Interest. During the continuance of an Event of Default, overdue amounts (excluding principal not yet due) bear interest at the Default Rate, compounded monthly to the extent permitted by Applicable Law. The Default Rate is at all times subject to the usury cap built into its definition and to Section 3.4; for any period in which the applicable legal maximum is below the Interest Rate plus the Default Margin, the Default Rate equals that legal maximum. Upon cure or waiver, interest reverts to the Interest Rate prospectively.
3.4  Interest Savings Clause. Notwithstanding anything herein, total charges characterized as interest under Applicable Law (including the Default Margin, if applicable) shall never exceed the maximum rate permitted by Applicable Law (including, as applicable, the Colombian usury ceiling (tasa de usura)). If any period's charges would exceed such maximum, they shall automatically be reduced to such maximum and any excess already paid shall be applied to principal (or, if no principal remains outstanding, promptly refunded to the Borrower).
3.5  Statements; Recalculation. Absent manifest error, the Lender's statements of amounts due are prima facie evidence of such amounts. If either Party identifies a computational error, the Parties shall cooperate in good faith to recalculate prospectively; no retroactive re-pricing applies except in cases of fraud or willful misconduct.
4.  PAYMENTS; CURRENCY; FX; TAXES
4.1  Payment Mechanics.
4.1.1  Currency; Manner. The Facility is denominated, disbursed, and repayable in COP; no portion of principal or interest is payable in U.S. dollars. All amounts payable by any Obligor under the Loan Documents shall be paid in

COP, in immediately available funds, through the Waterfall via the relevant Controlled Account (or, where an amount is expressly payable directly, to the Lender Account), with same-day value on the due date.
4.1.2  Deemed Receipt; Business Day Adjustment. Funds received after the applicable bank cut-off are deemed received on the next Business Day. If a Payment Date is not a Business Day in Bogotá or New York, payment is due on the next succeeding Business Day, with no additional interest for such short extension.
4.1.3  No Netting. All payments by the Borrower shall be made in full, without set-off or netting against any amounts owed or alleged to be owed by the Lender.
4.2  FX; External-Debt Registration.
4.2.1  Lender Bears FX. All foreign-exchange risk (including translation of COP cash flows at the Lender or fund level) is borne by the Lender. The Borrower has no obligation to hedge or to gross up for FX, and shall not enter into speculative FX positions.
4.2.2  BanRep External-Debt Registration. The Facility constitutes external debt of the Borrower owed to a non-resident lender. The Borrower shall (a) channel each disbursement and all debt-service payments through the Account Bank in its capacity as IMC, in accordance with the Colombian foreign-exchange regime; (b) complete the BanRep external-debt registration for each Advance on the Business Day immediately preceding the disbursement;
(c) file the corresponding declaración de cambio on the transfer date; (d) file all required amendments (including changes in terms) within statutory time limits; and (e) deliver to the Lender the filing evidence and BanRep confirmations within three (3) Business Days of issuance. U.S.-dollar disbursement amounts are monetized to COP upon entry through the IMC; the Borrower maintains no local U.S.-dollar account.
4.3  Taxes; Withholding; No Gross-Up.
4.3.1  Withholding. The Borrower pays interest without gross-up for Colombian withholding tax (retención en la fuente). The Borrower shall withhold and remit such tax as required by Applicable Law and deliver the official withholding certificate (certificado de retención en la fuente) for each period to the Lender on or before each Payment Date (or within five (5) Business Days after issuance, if issued later).
4.3.2   Transaction Charges. The gravamen a los movimientos financieros ("GMF"), local bank charges, and payment-execution fees incurred in Colombia are for the Borrower's account and shall not reduce scheduled principal or interest.
4.3.3  Other Taxes Indemnity. The Borrower shall indemnify the Lender against any documentary, registration, or stamp taxes (but not taxes imposed on or measured by the Lender's net income) imposed by any jurisdiction in connection with the execution, performance, or enforcement of the Loan Documents.
4.4  Prepayment.
4.4.1  Voluntary Prepayment. The Borrower may voluntarily prepay any Loan, in whole or in part, on not less than ten (10) Business Days' prior written notice, subject to payment of a prepayment premium equal to the following percentage of the principal amount prepaid, by reference to the applicable PLA's amortization start date: eight percent (8.00%) during years one (1) through five (5); five percent (5.00%) during years six (6) through ten (10); three percent (3.00%) during years eleven (11) through fifteen (15); and one percent (1.00%) thereafter. No prepayment premium applies to prepayments from casualty, condemnation, or insurance proceeds applied through the Waterfall.
4.4.2  Mandatory Prepayments. Mandatory prepayments occur only as expressly provided in this Agreement or the applicable PLA (including insurance and condemnation proceeds and proceeds of prohibited dispositions), and are applied through the Waterfall. In addition, if final, non-appealable money judgments aggregating more than the COP equivalent of US$250,000 against the Borrower remain unpaid, unstayed, unbonded, or unsatisfied for thirty (30) Business Days, the Borrower shall, within ten (10) Business Days thereafter, satisfy, bond, or stay such judgment(s) or prepay the Loans in the amount thereof through the Waterfall as a mandatory prepayment then due.
4.4.3  Breakage. Any prepayment not made on a Payment Date is subject to the Borrower's payment of documented, direct breakage costs (excluding lost profits and consequential damages).
4.5  Increased Costs. If, after the Effective Date, any change in Applicable Law imposes on the Lender any increased cost (other than taxes covered by Section 4.3) in connection with the Facility, the Borrower shall, upon written demand with reasonable detail, pay such additional amount as will compensate the Lender; the Borrower may instead prepay the affected Loans without premium upon receipt of such demand.

5.  ADVANCES; CONDITIONS PRECEDENT; APPROVAL GATES; DRAW MECHANICS
5.1  Conditions Precedent to Closing and to the Initial Advance. No initial Advance shall be made unless the Lender has received, in form and substance satisfactory to it (other than the matters designated as Conditions Subsequent in Section 5.8, which are Conditions Subsequent and not conditions to the initial Advance):
5.1.1  Loan Documents. This Agreement and the initial PLA(s), duly executed, together with all corporate approvals, incumbency, and specimen signatures for each Obligor.
5.1.2  Borrower Formation; Authority. Evidence of the Borrower's due incorporation and registration, including its Cámara de Comercio certificate of existence and legal representation, its estatutos; a certified copy of the minutes of the Borrower's asamblea general de accionistas expressly authorizing the execution, delivery, and performance of this Agreement, each PLA, the Security Documents, and the Pagarés, and the granting of the security contemplated hereby, in satisfaction of the authorization required by the Borrower's estatutos for any act or contract exceeding five hundred (500) monthly minimum legal wages (salarios mínimos mensuales legales vigentes, "SMMLV") and for the encumbrance of its assets; and completion of the Lender's know-your-customer ("KYC") and anti-money-laundering ("AML") checks for the Borrower and its upstream owners (including an ownership chart).
5.1.3  Guarantor Authorization. A certified copy of the minutes of the Guarantor's asamblea general de accionistas expressly authorizing the Corporate Guarantee as a related-party / intra-group transaction in accordance with article 23(7) of Ley 222 de 1995 and Decreto 46 de 2024, with conflicted votes excluded and a documented corporate-benefit (interés de grupo) finding that the guarantee does not harm the Guarantor's interests.
5.1.4  Patrimonio Autónomo. Evidence of the constitution of the Patrimonio Autónomo and of the contribution thereto of the Projects to be financed at the initial closing, together with the executed fiducia mercantil agreement and the sociedad fiduciaria's acknowledgment of the Derechos Fiduciarios Pledge; and evidence of the constitution of the Security Trust (the fiducia de garantía y fuente de pago) and the irrevocable assignment to it of the Projects' economic rights and cash flows, registered for the effects of Ley 1116 de 2006 art. 55.
5.1.5  Security Perfected. Delivery and perfection of the Security Documents: (a) the all-assets garantía mobiliaria with evidence of RGM filing; (b) the Derechos Fiduciarios Pledge with evidence of RGM filing; (c) the account-control agreement executed by the Account Bank establishing Lender control over the Controlled Accounts; (d) the collateral assignments and any required third-party acknowledgments; and (e) the Pagarés of the Borrower and the Guarantor, executed in blank with their cartas de instrucciones, in form conformed by Colombian counsel, delivered to the Lender.
5.1.6   Controlled Accounts Operational. The Controlled Accounts - which may be existing accounts of the Borrower or a project entity at the Account Bank designated as such - operational, with an account-control agreement executed at closing (or within ten (10) Business Days thereafter as a condition subsequent) and payor instructions delivered pursuant to Section 6.2; the covenant to route Project revenues through the Controlled Accounts applies immediately.
5.1.7  FNCE / UPME Continuity. Evidence reasonably satisfactory to the Lender that the contribution and financing structure preserves the Fuentes No Convencionales de Energía ("FNCE") tax incentives applicable to each contributed Project (beneficiary as FNCE titular; Unidad de Planeación Minero Energética ("UPME") certificate modification or transfer where required), per Section 8.8.
5.1.8   Insurance. Certificates evidencing that the insurance required by the applicable PLA is in force; the endorsements naming the Lender as loss payee and additional insured are a Condition Subsequent under Section 5.8.
5.1.9  Opinions; Certificates. Colombian-law legal opinions customary for a secured financing of this kind (capacity, authorization, enforceability, perfection, and the asamblea authorizations under Sections 5.1.2 and 5.1.3), and closing certificates of each Obligor.
5.1.10  Financial Information. The Borrower's base-case financial model, the Target Project / pipeline list, and the sizing inputs described in Section 8.1.6.
5.1.11   Investment Committee. Approval of this Agreement and the initial PLA(s) by the Lender's Investment Committee.
5.1.12  Expenses. Payment (or arrangement for payment) of the Lender's reasonable, documented external costs per Section 12.1.
5.2  Conditions to Each Advance. Each Advance (including the initial Advance) is subject to: (a) receipt of a duly completed Draw Notice not later than five (5) Business Days prior to the requested funding date, stating the amount, requested funding date, Permitted Use(s), payee instructions, and a use-of-proceeds certification; (b) BanRep external-debt registration completed on the Business Day immediately preceding disbursement and the declaración de cambio arrangements in place per Section 4.2.2; (c) representations and warranties true and correct in all material respects as of the funding date; (d) no Default or Event of Default continuing; (e) perfection of the Security Documents and operation of the Controlled Accounts in full force; (f) compliance with the Advance Rate and Borrowing Base per Section 2.4 after giving effect to the Advance; (g) clearance of the Approval Gates per Section 5.3; (h) for construction Advances, the Construction Rider conditions (Approved Budget, draw schedule, in-balance test, and Technical Certificate); and (i) any project-specific conditions in the applicable PLA. Satisfaction of all such conditions is a condition to each Advance; funding of each Advance remains subject to Section 2.2 (including the absence of any continuing Drawstop Event).
5.3  Approval Gates. No Advance shall be funded unless each of the following gates has been cleared in writing:
5.3.1  Compliance Gate. Confirmation that reporting is current, no Default is continuing, KYC/AML screens are current, and the conditions in Section 5.2 are satisfied.
5.3.2  Technical Gate. Sign-off by the Technical Director on the technical basis for the Advance (for Operating Projects, asset condition and production data; for New-Build Projects, milestone verification evidenced by a Technical Certificate).
5.3.3  Financial Gate. Confirmation that the Advance complies with the Advance Rate and Borrowing Base, the sizing inputs are current, and the use of proceeds is a Permitted Use.
5.4  Disbursement Timing; Retentions. The disbursement timing for, and any retention or holdback applicable to, an Advance are as set forth in the applicable PLA. For an Advance funding an EPC-contract acquisition, the applicable PLA may align disbursement with the relevant Project's COD and first generation and provide for a retention of up to ten percent (10%) of the Advance released upon first generation; the Lender may waive or adjust any such retention in its discretion. This Section aligns disbursement with delivery of the operating asset.
5.5  Funding Path. Advances are disbursed through the Account Bank as IMC, monetized to COP upon entry, and credited to the applicable Controlled Account (or paid to payees identified in the Draw Notice), in accordance with Section 4.2.2 and Article 6.
5.6  Effect of Unsatisfied Conditions; Re-Submission. If any condition in this Article 5 is not satisfied or waived in writing by the Lender, the Lender has no obligation to make the requested Advance. The Borrower may re-submit a Draw Notice once the deficiency is cured. No failure to fund constitutes a waiver of any condition or a Default by the Lender.
5.7  Affiliate Payments. Payments of Advance proceeds to any Affiliate of the Borrower (including the Guarantor, any direct or indirect owner of the Borrower, or their Affiliates as EPC contractor or O&M provider) require (a) disclosure in the applicable PLA or Draw Notice, (b) arm's-length pricing under a written contract, and (c) eligibility as a Permitted Use. The Lender may require additional evidence of fair value.
5.8  Conditions Subsequent. Notwithstanding Section 5.1, the following are Conditions Subsequent and not conditions to the initial Advance, and the Borrower shall satisfy each within sixty (60) Business Days after the initial Advance (or such longer period as the Lender may agree in writing): (a) constitution of, and contribution of the initial Project(s) to, the Patrimonio Autónomo (already constituted as Patrimonio Autónomo "Farallones"), and the integral amendment of the Patrimonio Autónomo to (i) vest the Derechos Fiduciarios in the Borrower and (ii) constitute the Security over the Derechos Fiduciarios and the project flows in favor of the Lender (Section 5.1.4); (b) delivery and perfection of the all-assets garantía mobiliaria with evidence of RGM filing and the pledge over the Derechos Fiduciarios (Section 5.1.5(a) and (b)); (c) execution of the account-control agreement over the Controlled Accounts (Section 5.1.6); and (d) the Colombian-law perfection opinions (the perfection portion of Section 5.1.9); (e) the endorsements naming the Lender as loss payee and additional insured under the Project insurance (Section 5.1.8); and (f) execution and delivery of the commercialization and representation agreement (contrato de comercialización y mandato) for the initial Project(s) between the Borrower and the Commercializer, in form approved by the Lender, together with service of the account-debtor notifications under articles 28 and 29 of Ley 1676 de 2013. Pending satisfaction of the Conditions Subsequent, the Lender's recourse for the initial Advance rests on the Corporate Guarantee (Article 10, as broadened for the Interim Period under Section 10.1.1A) and the Borrower's pagaré en blanco, which shall have been delivered as a condition to the initial Advance under Section 5.1.5(e). Failure to satisfy any Condition Subsequent by its deadline (as it may be extended by the Lender) is an Event of Default and entitles the Lender to require mandatory prepayment of the Advances.

6.  CASH MANAGEMENT; CONTROLLED ACCOUNTS; WATERFALL; DSRA
6.1  Controlled Accounts; Control.
6.1.1   Establishment. The Borrower shall establish and maintain at the Account Bank the COP-denominated Controlled Accounts (operating account(s) and the DSRA), each subject to Lender control pursuant to account-control documentation acceptable to the Lender, providing that the Account Bank follows the Lender's instructions upon delivery of a Control Activation Notice and that the Lender obtains one hundred percent (100%) control upon an Event of Default.
6.1.2  Sole Use; No Other Accounts. All Project revenues are deposited into, and all disbursements are made from, the Controlled Accounts in accordance with the Waterfall. The Borrower shall not open or maintain any other bank account for Project revenues or operations without the Lender's prior written consent, and shall not change the Account Bank or the control mechanics without the Lender's prior written consent.
6.2   Collections; Payor Instructions; No Diversion. Within five (5) Business Days after opening each Controlled Account, and as a continuing covenant, the Borrower shall (a) deliver irrevocable written payment instructions to each Commercializer, PPA offtaker, and other material payor directing that all revenues in respect of the Projects be paid directly into the Controlled Accounts, and (b) obtain and deliver to the Lender executed acknowledgments from each such payor. Any amounts received outside a Controlled Account shall be transferred into a Controlled Account within one (1) Business Day of receipt, with notice to the Lender. The Borrower shall not commingle Project funds with non-Project funds.
6.3  Waterfall (Order of Priority). On each Payment Date, and at any other time the Lender reasonably requires, amounts standing to the credit of the operating Controlled Account(s) shall be applied in the following order of priority (the "Waterfall"): (1) taxes, regulatory and market-operator charges, and ordinary operating expenses (including O&M and reasonable account-bank fees); (2) scheduled Debt Service then due (interest, then principal); (3) DSRA deposits necessary to reach or restore the DSRA Target Balance; (4) payment of any outstanding Clawback amounts; and (5) distributions to or at the direction of the Borrower, subject to satisfaction of the Distribution Conditions. Any attempted distribution in contravention of the Waterfall constitutes an Event of Default.
6.4  DSRA.
6.4.1  Establishment; Build from Operating Cash Flow. The Borrower shall establish the DSRA as a Controlled Account. The DSRA is funded to the DSRA Target Balance from operating cash flow through Waterfall tier (3); it is not funded by the Lender at closing. The Corporate Guarantee covers scheduled Debt Service while the DSRA builds to the DSRA Target Balance (Article 10). For the avoidance of doubt, a DSRA balance below the DSRA Target Balance during the period in which the DSRA is being funded to the DSRA Target Balance from operating cash flow does not, of itself, constitute a Default or Event of Default; the Distribution Conditions (which require the DSRA to be at not less than the DSRA Target Balance before any distribution) and Section 6.6 (Control Activation) continue to apply.
6.4.2  Use. Amounts in the DSRA may be withdrawn only to pay scheduled Debt Service when cash available under Waterfall tiers (1) and (2) is insufficient on a Payment Date. No other use is permitted.
6.4.3  Top-Up; Release. Any DSRA withdrawal triggers mandatory replenishment to the DSRA Target Balance from subsequent Waterfall cash flows. Subject to no Event of Default, balances in excess of the DSRA Target Balance are released as tier (5) distributions; final DSRA release occurs upon repayment in full.
6.4.4   Permitted Investments. Pending use, DSRA balances may be held in cash or invested in the permitted investments listed in Schedule 1, maturing no later than the next Payment Date; earnings remain in the DSRA and count toward the DSRA Target Balance.
6.5  Statements; Reconciliation. The Borrower shall deliver monthly statements for each Controlled Account within eight (8) Business Days after month-end, together with a report showing opening and closing balances, deposits by source, disbursements by Waterfall tier, and pending items. The Lender may review statements directly with the Account Bank.
6.6  Control Activation. The Lender may activate exclusive control over the Controlled Accounts by Control Activation Notice upon (a) an Event of Default, (b) a continuing Default uncured after notice and any applicable grace period, (c) diversion of any Project receivable outside a Controlled Account, or (d) a DSRA balance below the DSRA Target Balance for more than five (5) Business Days after a Payment Date where funds were available at tier (3). Upon activation, all disbursements are made strictly per the Lender's instructions and the Waterfall. If the trigger is cured or waived, the Lender shall promptly restore the Borrower's ordinary access.

7.   REPRESENTATIONS AND WARRANTIES
7.1  Borrower Representations (as of the Effective Date, each PLA date, and each Advance). The Borrower represents and warrants to the Lender that:
7.1.1  Organization; Good Standing. It is duly organized, validly existing, and in good standing under the laws of Colombia, and is duly qualified to conduct its business.
7.1.2  Power; Authority; Enforceability. It has all necessary corporate power and authority to execute, deliver, and perform the Loan Documents to which it is a party and to borrow hereunder; the execution, delivery, and performance of the Loan Documents to which it is a party have been duly authorized by its asamblea general de accionistas as required by its estatutos (including the authorization threshold for any act or contract exceeding 500 SMMLV described in Section 5.1.2); and each such document has been duly authorized, executed, and delivered and constitutes its legal, valid, and binding obligation, enforceable in accordance with its terms, subject to customary bankruptcy and equitable principles.
7.1.3  No Conflict; Consents. Its execution, delivery, and performance of the Loan Documents do not violate its charter documents, contravene Applicable Law, or conflict with any material contract; all required governmental and third-party consents have been obtained and remain in full force.
7.1.4  Security; Perfection. The Security Documents create in favor of the Lender valid and perfected first-priority security interests in the collateral described therein, including the all-assets garantía mobiliaria and the Derechos Fiduciarios Pledge, each duly filed in the RGM, and control over the Controlled Accounts. No other filings or actions are required to maintain such perfection and priority, other than ordinary-course renewals identified in the Security Documents.
7.1.5  Patrimonio Autónomo. Each Patrimonio Autónomo has been validly constituted under its fiducia mercantil agreement; the Projects stated in the applicable PLA have been validly contributed thereto; the Borrower is the beneficiary thereof and the holder of the related derechos fiduciarios, free of Liens other than in favor of the Lender; and such contribution does not, of itself, trigger any FNCE clawback (the trust being fiscally transparent under article 102 of the Estatuto Tributario).
7.1.6  Financial Statements; No Material Adverse Change. The most recent financial information delivered to the Lender is true and complete in all material respects, and since its date no Material Adverse Effect has occurred.
7.1.7  Solvency. After giving effect to each Advance, it is solvent and able to pay its debts as they become due.
7.1.8  Taxes. It has timely filed all required tax returns and paid all taxes due, except those contested in good faith with adequate reserves; all withholdings related to payments under the Loan Documents will be timely withheld and remitted.
7.1.9  Compliance; Permits. It and each Project are in compliance in all material respects with Applicable Law (including energy-sector, environmental, health and safety, labor, and land-use requirements), and all material permits, licenses, registrations (including XM/ASIC market-operator accounts), and interconnection approvals are in force or on track per the applicable PLA.
7.1.10  Anti-Corruption; Sanctions; AML. It, its directors and officers, and (to its knowledge) its material contractors and agents are in compliance with applicable anti-corruption, anti-money-laundering, and sanctions laws; no use of proceeds will violate such laws.
7.1.11  Litigation. No action, suit, arbitration, or proceeding is pending or, to its knowledge, threatened in writing that would reasonably be expected to have a Material Adverse Effect.
7.1.12  Material Contracts. Each Material Contract is duly authorized, executed, and in full force, with no subsisting material default by any party, except as disclosed in the applicable PLA.
7.1.13  Site Control; Interconnection. It (or the applicable Patrimonio Autónomo) holds all site-control rights and interconnection rights and approvals required for each Project as staged in the applicable PLA.
7.1.14  Insurance. Insurance meeting the requirements of the applicable PLA is in force, with the Lender named as loss payee and additional insured.
7.1.15  Use of Proceeds. Proceeds will be used solely for Permitted Uses.
7.1.16   FNCE. The FNCE incentives and UPME certifications applicable to each Project are valid and, where required in connection with the on-boarding of a Project, the FNCE titular and the transfer or issuance of the UPME certification have been or will be confirmed per Section 8.8.

7.1.17  Information. All written information furnished to the Lender, taken as a whole, is true and correct in all material respects and does not omit a material fact necessary to make it not misleading.
7.1.18  No Default. No Default or Event of Default has occurred and is continuing.
7.1.19  Ranking. Its payment obligations under the Loan Documents rank at least pari passu with all of its other present and future unsecured and unsubordinated obligations (unless expressly approved by the Lender otherwise), except obligations mandatorily preferred by operation of Applicable Law.
7.2  Guarantor Representations. The Guarantor represents and warrants, as of the Effective Date and as of each date it is called under Article 10, that: (a) it is duly organized and in good standing under the laws of Colombia; (b) it has the power and authority to enter into and perform Article 10, and its asamblea general de accionistas has authorized the Corporate Guarantee in accordance with article 23(7) of Ley 222 de 1995 and Decreto 46 de 2024 (conflicted votes excluded; corporate-benefit finding documented); (c) Article 10 constitutes its legal, valid, and binding obligation, enforceable in accordance with its terms, subject to customary bankruptcy and equitable principles; and (d) its entry into and performance of Article 10 do not violate its organizational documents or Applicable Law.
7.3  Lender Representations (Limited). The Lender represents, solely as of the Effective Date, that it is duly organized and in good standing under the laws of its jurisdiction of organization and that this Agreement constitutes its legal, valid, and binding obligation, enforceable in accordance with its terms, subject to customary bankruptcy and equitable principles.
7.4  Survival. All representations and warranties survive execution of the Loan Documents and the making of each Advance and continue until all obligations have been paid in full.
8.  AFFIRMATIVE COVENANTS
The Borrower covenants and agrees that, from the Effective Date until all obligations under the Loan Documents are paid in full, it shall comply with this Article 8.
8.1  Information; Reporting.
8.1.1  Monthly Reporting Package. Deliver the Monthly Reporting Package no later than eight (8) Business Days after each month-end, electronically and in a format reasonably acceptable to the Lender, with Controlled Account bank statements attached.
8.1.2   Monthly Financial Statements. Deliver monthly unaudited financial statements of the Borrower and each project-holding entity (balance sheet, income statement, and cash flow) within fifteen (15) Business Days after each month-end.
8.1.3   Quarterly Compliance Certificate. Deliver, within forty-five (45) days after each fiscal quarter-end, a Compliance Certificate (Exhibit B) setting out the portfolio DSCR computation on a trailing-nine-month basis, certification of covenant compliance, and a statement of any Default.
8.1.4  Annual Financial Statements. Deliver, within one hundred twenty (120) days after each fiscal year-end, annual financial statements of the Borrower and each project-holding entity (audited where required by Applicable Law or otherwise agreed), and cause the Guarantor to deliver its audited annual financial statements per Section 10.7.
8.1.5  Notices. Give prompt written notice (with reasonable detail) of: (a) any Default or Event of Default; (b) any material breach or termination of a Material Contract; (c) any litigation or proceeding that could reasonably be expected to have a Material Adverse Effect; (d) any material environmental event; (e) any material curtailment or interconnection restriction; (f) any event affecting the FNCE incentives or UPME certification of a Project; and (g) material tax assessments or liens.
8.1.6  Sizing Inputs. Deliver, and keep current, the per-PLA sizing inputs: (a) an energy production estimate for each Project at P50 and P90 exceedance, with the underlying resource, degradation, performance-ratio, and availability assumptions; (b) each Project's own revenue-grade metered generation once operational; (c) comparable or typical-unit historical generation benchmarks used to size Projects prior to operation; (d) the revenue arrangements for each Project, including (i) where volume is contracted, the power purchase agreement or offtake terms, comprising tenor, contracted volume, price and escalation, and offtaker identity and credit standing, and (ii) where volume is sold to the spot market or is otherwise uncontracted, the route to market, including any retailer (comercializador), community-solar, or self-consumption scheme, and the applicable market-price references; (e) the financial projections for each Project and for the portfolio, including operating costs, cash flow available for debt service, and resulting debt service coverage ratio; (f) for Projects prior to operation, the construction budget, with milestone dates; (g) the pipeline (operational, under construction, and ready-to-build), with each Project's stage, nameplate capacity, and status of permits, interconnection, and site control; and (h) a disbursement schedule setting out the expected timing and amount of each Advance to be requested under each PLA.
8.1.7   Other Information. Promptly provide such additional information about the Projects, counterparties, or collateral as the Lender may reasonably request, with site-visit and inspection rights per Section 8.9.
8.2  Existence; Compliance with Law; Permits. Maintain its legal existence and good standing; comply in all material respects with Applicable Law (including energy-sector, environmental, grid-code, anti-corruption, AML, and sanctions requirements); and obtain, maintain, and renew all permits, licenses, registrations (including XM/ASIC accounts), and interconnection approvals required for construction, COD, and operation of each Project.
8.3  Taxes; BanRep. Timely file all tax returns and pay all taxes when due (except those contested in good faith with adequate reserves); maintain the BanRep external-debt registration and timely amendments for each Advance; and keep complete records with evidence available on request.
8.4  Insurance. Maintain insurance at customary levels for each Project (construction all-risk for New-Build Projects pre-COD; operational property, business-interruption, and third-party liability post-COD), with the Lender named as loss payee and additional insured; deliver certificates and renewal evidence promptly.
8.5  Accounts; Waterfall. Maintain the Controlled Accounts and account-control documentation in full force; cause all Project revenues to be deposited into the Controlled Accounts; and apply funds exclusively through the Waterfall (Article 6).
8.6  Security; Perfection; Further Assurances. Maintain the Security Documents in full force with perfected first-priority security interests; complete all RGM renewals at least every seven (7) years from original registration as required by article 52 of Ley 1676 de 2013 (with evidence to the Lender within ten (10) Business Days of completion); and execute and deliver such further documents and take such further actions as the Lender may reasonably request to maintain or evidence perfection, priority, or enforceability.
8.7  Patrimonio Autónomo; SPE Discipline. Maintain each Patrimonio Autónomo and the fiducia mercantil agreement in full force; cause contributed Projects to remain in the Patrimonio Autónomo free of Liens other than in favor of the Lender; maintain separate books, records, and accounts; and conduct no business other than owning, financing, and operating the Projects.
8.8  FNCE / UPME Continuity. Structure each on-boarding, contribution, or acquisition so as not to trigger a clawback of FNCE incentives; ensure the trust beneficiary is or becomes the FNCE titular so the deduction stream continues; complete any required UPME certificate modification or transfer (including, where a Project is on-boarded by EPC-contract acquisition, confirmation of the FNCE titular and the transfer or issuance of the UPME certification to the Borrower as that Project reaches COD); and implement tax-counsel guidance under the applicable PLA.
8.9  Access; Audit. Permit the Lender and its advisers, on reasonable notice, to access each Project site, the books and records, and the Controlled Accounts (directly with the Account Bank if needed), and to meet with contractors and Commercializer counterparties.
8.10   Project Oversight Committee. Within ten (10) Business Days after the first Advance, constitute the Project Oversight Committee (at least two members appointed by the Borrower) with a non-voting observer seat for the Lender; meet at least quarterly (virtual permitted); and circulate to the observer, at least five (5) Business Days before each meeting, the same materials provided to members.
8.11  Operation and Maintenance. Operate and maintain each Operating Project in accordance with prudent industry practice, manufacturer recommendations, and Applicable Law; track and report performance versus expected yield; and implement corrective actions to address under-performance.
8.12   Material Contracts; Step-In Cooperation. Maintain each Material Contract in full force; enforce rights in a commercially reasonable manner; deliver copies of material notices on request; and execute such documents (including the irrevocable special powers of attorney (poder especial irrevocable) contemplated by Section 11.3.6) as are reasonably necessary to effectuate the Lender's cure, step-in, and replacement rights.
8.13  Books and Records. Maintain books and records in accordance with accounting standards applicable in Colombia; retain key technical and financial records for at least seven (7) years after final repayment.
9.  NEGATIVE COVENANTS; FINANCIAL COVENANT
The Borrower covenants and agrees that, from the Effective Date until all obligations under the Loan Documents are paid in full, it shall not, without the Lender's prior written consent (unless expressly permitted below):

9.1  Indebtedness. Incur, assume, or permit to exist any Indebtedness at the Borrower or project-entity level other than the Loans and expressly approved items (no basket).
9.2  Liens. Create, incur, or permit any Lien on any asset, revenue, or derechos fiduciarios of the Borrower or any Project other than Liens in favor of the Lender under the Security Documents and limited permitted liens expressly approved in writing.
9.3  Restricted Payments. Make any distribution, dividend, loan, advance, or other transfer of value to any Affiliate or owner, except Waterfall tier (5) distributions in compliance with the Distribution Conditions and reimbursements of documented, arm's-length costs funded in accordance with Article 5.
9.4  Disposals. Sell, lease, transfer, or otherwise dispose of any material asset or contract right, except ordinary-course like-for-like replacements of obsolete or worn-out equipment.
9.5  Affiliate Transactions. Enter into any transaction with an Affiliate except on arm's-length terms, disclosed to the Lender, documented in writing, and (where applicable) eligible under the Approved Budget.
9.6   Material Contracts. Amend, waive, assign, terminate, replace, or enter into any Material Contract in a manner materially adverse to the Lender without the Lender's prior written consent.
9.7   Business; Project Scope. Engage in any business other than owning, financing, and operating the Projects; or materially change any Project's design, capacity, technology, site, or interconnection point except as approved in writing or required by grid-code or permit conditions (with prompt notice).
9.8  Use of Proceeds; Speculation. Use proceeds outside the Permitted Uses or enter into speculative positions (including derivatives) unrelated to prudent operating-risk management.
9.9   Accounts. Open or maintain any bank account for Project revenues or operations other than the Controlled Accounts; or change the Account Bank or control mechanics except as permitted by Section 6.1.2.
9.10  Organizational Changes; Change of Control. Amend its estatutos or the fiducia mercantil agreement in any manner adverse to the Lender; change its fiscal year or materially change accounting policies (except as required by Applicable Law, with notice); permit any transfer or encumbrance of its equity or of the derechos fiduciarios contrary to the Loan Documents; or permit a change of control of the Borrower.
9.11  Tax / Regulatory Status. Take or omit any action that would (a) invalidate or impair the BanRep registration or timely amendments, (b) jeopardize any FNCE incentive or UPME certification, or (c) cause material non-compliance with Applicable Law (including DG status and anti-fragmentation requirements).
9.12  Financial Covenant - DSCR. Permit the DSCR, measured on a trailing-nine-month, portfolio basis as of each fiscal quarter-end (as certified in the Compliance Certificate), to be less than 1.30x.
10.  CORPORATE GUARANTEE (SCHEDULED DEBT SERVICE; PERFORMANCE-TEST RELEASE)
10.1  Guarantee.
10.1.1  Guarantor; Scope. The Guarantor, SOLENIUM S.A.S., irrevocably and unconditionally guarantees to the Lender the punctual payment of the scheduled Debt Service of the Facility - the Guarantor pays scheduled principal and interest due on each Payment Date if the Borrower does not - through construction and until released under the Performance Test. This is a guarantee of payment, not of collection, and the Guarantor is a primary obligor in respect of the Guaranteed Obligations. It is a debt-service guarantee, not merely a top-up while the DSRA builds. No direct or indirect owner of the Borrower is a guarantor of the Facility, and no equity or share pledge over the Guarantor or any such owner is granted.
10.1.1  A Interim Period (Full Recourse). Notwithstanding Section 10.1.1, during the period from the initial Advance until the Conditions Subsequent in Section 5.8 have been satisfied in full (the "Interim Period"), the Guaranteed Obligations also include the repayment in full of all outstanding Advances (principal and accrued interest, other than the amounts excluded by Section 10.1.2) on demand following acceleration of the Facility. Upon satisfaction in full of the Conditions Subsequent, the Corporate Guarantee reverts automatically to the scheduled-Debt-Service scope set out in Section 10.1.1, and the Performance-Test release in Section 10.4 continues to apply. This Interim Period broadening secures the Facility while the Security is being perfected.
10.1.2   Exclusions. The Corporate Guarantee does not cover default-rate margin, fees, taxes, indemnities, breakage, or other amounts that are not scheduled principal or scheduled interest.

10.1.3   Authorization. The Corporate Guarantee is a related-party / intra-group transaction; the Guarantor's asamblea authorization under Section 5.1.3 is a condition precedent to the initial Advance, and the Guarantor confirms the matters in Section 7.2(b).
10.1.4   Registration. The Guarantor shall register the Corporate Guarantee in the RGM within ten (10) Business Days after execution and deliver filing confirmations to the Lender; the Borrower bears the related costs per Section 12.1.
10.2  Nature; Independence.
10.2.1  Independence. The Guarantor's obligations are separate and independent from the Borrower's obligations and are not conditioned on the Lender's pursuit of any remedies against the Borrower or any collateral.
10.2.2  Guaranteed Obligations. "Guaranteed Obligations" means the scheduled Debt Service (scheduled principal and scheduled interest at the Interest Rate) payable on each Payment Date under the PLAs, to the extent of any shortfall remaining after application of the Waterfall (including any available DSRA withdrawal under Section 6.4.2); provided that, during the Interim Period, the Guaranteed Obligations are broadened as set forth in Section 10.1.1A.
10.3  Demand; Payment.
10.3.1  Shortfall Notice. If, following application of the Waterfall (including any permitted DSRA withdrawal), a shortfall of scheduled Debt Service remains for a Payment Date, the Lender may deliver a written shortfall notice to the Guarantor specifying the Payment Date, the amount, and the calculation (the amount so specified, the "Shortfall Amount").
10.3.2  Payment. The Guarantor shall pay each Shortfall Amount in COP, in immediately available funds, into the Controlled Account designated by the Lender (for application through the Waterfall) no later than seven (7) Business Days after receipt of the shortfall notice. Payments shall be made in full without set-off or counterclaim, subject to Applicable Law.
10.4  Release - Performance Test; No Sunset; No Spring-Back.
10.4.1  Performance Test. The Guarantor is released automatically, without further action by the Lender, on the first date on which each of the following is satisfied (the "Performance Test"): (a) the portfolio has sustained a DSCR of at least 1.30x on a trailing-nine-month basis, measured on Energy Revenue only; (b) the DSRA stands at not less than the DSRA Target Balance; (c) no Event of Default has occurred and is continuing; and (d) all reporting then due under Section 8.1 has been delivered. The Lender shall, upon request, confirm any release in writing and execute such RGM cancellations as the Guarantor reasonably requests at the Borrower's cost.
10.4.2  No Calendar Sunset; No Spring-Back. The Corporate Guarantee is not subject to any calendar-date release. Following release under the Performance Test, the Corporate Guarantee does not automatically re-attach to the seasoned portfolio upon a temporary decline in DSCR; coverage of Projects added after release (including New-Build Projects) is addressed at the PLA level through Section 10.4.3 (the Project Guarantee), the conditions to each Advance, and the Lender's Advance discretion under Section 2.2, rather than by automatic re-attachment of the released Corporate Guarantee. Following release, the Facility remains secured by the asset-level collateral.
10.4.3  Project-Level Coverage of Post-Release Projects (Re-Seasoning). If, after release of the Corporate Guarantee under Section 10.4.1, the Lender makes an Advance in respect of a Project that was not part of the portfolio which satisfied the Performance Test (including any New-Build Project), the applicable PLA shall require the Guarantor to provide a guarantee of the scheduled Debt Service attributable to that Project (a "Project Guarantee"), on the terms of this Article 10 mutatis mutandis. Each Project Guarantee is released automatically on the first date on which the portfolio (including that Project) sustains a DSCR of at least 1.30x on a trailing-nine-month basis measured on Energy Revenue only, the DSRA stands at not less than the DSRA Target Balance, no Event of Default is continuing, and all reporting then due has been delivered (the "Project Performance Test"). For the avoidance of doubt, release of the Corporate Guarantee under Section 10.4.1 does not re-attach to the seasoned portfolio upon a temporary decline in DSCR; the Lender's protection in respect of newly-added exposure is the Project Guarantee under this Section 10.4.3 together with the Lender's discretion under Sections 2.2.1 and 2.2.2 in respect of any further PLA and the Drawstop Events under Section 2.2.5.
10.5  Subrogation; Standstill. Upon payment of any Shortfall Amount, the Guarantor is subrogated to the Lender's rights against the Borrower to the extent of such payment; provided, that the Guarantor shall not exercise subrogation, reimbursement, or contribution rights, and shall not collect from any Controlled Account or interfere with the Waterfall, until all amounts due and payable to the Lender have been paid in full and no Default or Event of Default exists.

10.6  Waivers. The Guarantor waives: (a) presentment, demand, protest, and notice of dishonor; (b) any requirement that the Lender exhaust remedies against the Borrower or any collateral; (c) any defense based on amendments, extensions, forbearances, or impairments of collateral (provided that no amendment may expand the scope of this Article 10 without the Guarantor's written consent); and (d) any other suretyship defenses, to the maximum extent permitted by Applicable Law.
10.7  Guarantor Covenants; Reporting. Until released under the Performance Test, the Guarantor shall (a) maintain its legal existence and authority to perform this Article 10; (b) deliver, within one hundred twenty (120) days after each fiscal year-end, its audited annual financial statements with the independent auditor's report (and, within forty-five (45) days after each fiscal quarter-end, unaudited quarterly statements with brief variance commentary); (c) deliver such corporate approvals and tax forms as the Lender reasonably requests; and (d) execute and deliver its Pagaré and carta de instrucciones pursuant to Section 5.1.5, and maintain them in full force until released under the Performance Test (upon which the Lender shall return the Guarantor's Pagaré uncompleted).
10.8  Taxes. Sections 4.3.1 through 4.3.3 apply mutatis mutandis to payments by the Guarantor under this Article 10.
10.9  Governing Law; Jurisdiction. This Article 10 is governed by the laws of the State of Delaware. The Guarantor submits to the non-exclusive jurisdiction of the state courts of the State of Delaware (including the Court of Chancery) and the federal courts of the United States located in the District of Delaware, and waives any objection based on forum non conveniens and any claim to immunity to the extent permitted by Applicable Law.
11.   EVENTS OF DEFAULT; REMEDIES
11.1  Default; Construction. A "Default" means any event or condition which, with notice, lapse of time, or both, would constitute an Event of Default. The Lender's rights and remedies are cumulative and may be exercised concurrently and in any order, subject to Applicable Law.
11.2  Events of Default. Each of the following constitutes an "Event of Default":
11.2.1  Payment Default. Failure to pay (a) scheduled interest or scheduled principal on its Payment Date, or (b) any other amount due under the Loan Documents, in each case beyond five (5) Business Days after the due date; amounts validly disputed in good faith with supporting documentation are excluded pending resolution.
11.2.2  Guarantee Shortfall. Failure of the Guarantor to pay any Shortfall Amount within the period specified in Section 10.3.2.
11.2.3  Cash Management / Waterfall Breach. Failure to maintain the Controlled Accounts, deposit Project revenues therein, or apply cash strictly per the Waterfall, continuing for ten (10) Business Days after notice (or immediately upon willful diversion or out-of-trust use of funds).
11.2.4  Clawback Failure. Failure to return any Clawback amount when due under Section 2.5.3.
11.2.5  BanRep / FX Non-Compliance. Failure to complete or maintain the BanRep external-debt registration, the declaración de cambio, or required amendments within the applicable timeframes, continuing for five (5) Business Days after notice.
11.2.6  Covenant Defaults. Failure to comply with any covenant in Article 8 or Article 9 (including the DSCR covenant in Section 9.12) and, if capable of cure, such failure continues for five (5) Business Days after notice; provided that no cure period applies to Sections 6.3 (Waterfall contravention), 9.2 (Liens), 9.10 (Change of Control), or 2.5 (Permitted Uses).
11.2.7  Misrepresentation. Any representation or warranty proves to have been incorrect in any material respect when made or deemed made and, if curable, is not corrected within ten (10) Business Days after notice.
11.2.8  Material Contract Failure. Termination (other than permitted replacement), repudiation, or suspension beyond five (5) Business Days of any Material Contract required for then-current operations or milestones, or a material uncured breach thereunder materially impairing construction, interconnection, or operations.
11.2.9  Permits; Interconnection. Revocation, suspension, or material restriction of a permit or interconnection right necessary for then-current operations or milestones, not reinstated or replaced on terms not materially adverse to the Lender within five (5) Business Days.
11.2.10   Insolvency. Any Insolvency Event occurs with respect to the Borrower or, prior to release under the Performance Test, the Guarantor.

11.2.11  Security Impairment. Any Security Document ceases to be legal, valid, binding, enforceable, or perfected with first priority (other than by reason of the Lender's own failure to act where no Borrower action is required), not remedied within five (5) Business Days after notice.
11.2.12  Unauthorized Liens or Indebtedness. The Borrower creates or permits any Lien or incurs any Indebtedness in violation of Article 9.
11.2.13  Expropriation. Any material expropriation of Project assets occurs and (a) the compensation and other proceeds of the expropriation process are not paid into a Controlled Account, or (b) such proceeds are not applied to the full prepayment of the Loan under the relevant PLA within ten (10) Business Days of their receipt. For the avoidance of doubt, an expropriation event does not, in and of itself, constitute an Event of Default, but is a mandatory-prepayment event for the affected PLA; the Event of Default consists in the failure to channel and apply the proceeds as required by this Section 11.2.13 or, where such proceeds are insufficient to prepay the affected Loan in full, the Borrower's failure to prepay the shortfall or otherwise restore compliance with Section 2.4.1 within thirty
(30) Business Days.
11.2.14   Change of Control. Any change of control of the Borrower, or any transfer or encumbrance of the Borrower's equity or the derechos fiduciarios, contrary to the Loan Documents.
11.2.15  Sanctions; Anti-Corruption; AML. Any use of proceeds or conduct violating sanctions, anti-corruption, or AML laws, not ceased and remediated within thirty (30) Business Days after notice (if remediable).
11.2.16   Cross-Default. A payment default or acceleration occurs under any other material Indebtedness of the Borrower, other than Indebtedness permitted under Section 9.1 or otherwise approved by the Lender in writing.
11.2.17  Anti-Fragmentation / DG Status. Any determination by the Operador de Red or any regulator that a Project is part of a fractionated plant (planta fraccionada), any suspension or disconnection initiated due to fraccionamiento, or any loss or reclassification of a Project's DG status under Applicable Law.
11.3   Remedies. Upon any Event of Default (and at any time thereafter while continuing), the Lender may, in its discretion and without prejudice to any other rights:
11.3.1  Suspend / Terminate Availability. Suspend or terminate the making of further Advances under any or all PLAs.
11.3.2   Acceleration. Declare all obligations under the Loan Documents immediately due and payable, without presentment, demand, or notice except as required by Applicable Law.
11.3.3  Control Activation. Activate exclusive (100%) control over the Controlled Accounts under Section 6.6, block non-Waterfall disbursements, and direct payments.
11.3.4  DSRA Application. Apply DSRA balances toward Debt Service shortfalls.
11.3.5  Enforcement of Security. Exercise all rights under the Security Documents, including (a) enforcement of the all-assets garantía mobiliaria through the special enforcement procedures (ejecución especial de la garantía) and direct-payment (pago directo) mechanics available under Ley 1676 de 2013 and the RGM; (b) enforcement of the Derechos Fiduciarios Pledge (including instruction of the sociedad fiduciaria and extrajudicial realization where available); (c) enforcement of receivables assignments and direction of counterparties to pay into Controlled Accounts; (d) completion of the Pagarés in accordance with their cartas de instrucciones and enforcement thereof through a proceso ejecutivo before the competent Colombian courts (no exequatur required); and (e) foreclosure or sale of collateral, in each case conducted in a commercially reasonable manner.
11.3.6  Step-In; Replacement. Exercise cure, step-in, and replacement rights under the Direct Agreements and the irrevocable special powers of attorney (poder especial irrevocable) granted under the PLAs, including issuing binding directions to Material Contract counterparties and designating replacement operators or contractors. Neither step-in nor any cure direction makes the Lender an owner, operator, or employer; the Lender assumes no Borrower obligations except amounts actually incurred by it during step-in.
11.3.7  Guarantor Demand. Demand payment from the Guarantor under Article 10 of any Shortfall Amount.
11.3.8  Set-Off. Set off amounts owed by the Lender to the Borrower against due and payable obligations of the Borrower (excluding Controlled Account funds except as applied through the Waterfall).
11.4  Application of Proceeds. Proceeds of enforcement are applied (a) to documented costs of enforcement, (b) then in accordance with the Waterfall, and (c) any surplus to the Borrower or as required by Applicable Law.

11.5  No Implied Waiver; Rescission. No failure or delay by the Lender operates as a waiver. Any waiver must be in writing and is effective only in the specific instance given. The Lender may rescind any acceleration if the underlying Event of Default is cured or waived and all amounts then due are paid; rescission is not a waiver of any other Default.
12.   EXPENSES; INDEMNIFICATION; LIMITATIONS
12.1  Expenses. The Borrower (or the Guarantor on its behalf) shall pay the Lender's reasonable, documented out-of-pocket external costs (legal and local counsel, registry and perfection filings (including all RGM filings for the Security Documents and the Corporate Guarantee), translations, and notarizations) incurred in connection with the negotiation, execution, closing, administration, amendment (where requested by the Borrower), and enforcement of the Loan Documents, in the latter case to the extent the Lender prevails on the principal relief sought. This Section 12.1 continues the binding "Expenses" undertaking of the Term Sheet.
12.2   Indemnification. The Borrower shall indemnify and hold harmless the Lender and its Affiliates, and their respective directors, officers, employees, agents, and advisers (the "Indemnified Parties"), from and against all losses, claims, damages, liabilities, penalties, fines, and reasonable, documented out-of-pocket expenses arising out of or in connection with (a) the Projects (construction, interconnection, commissioning, operation, or maintenance); (b) the execution, performance, or enforcement of the Loan Documents; (c) the use of proceeds; (d) environmental matters related to the Projects; and (e) any related third-party claim, except to the extent finally determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the relevant Indemnified Party. No party is liable for consequential, special, punitive, or exemplary damages except to the extent payable to a third party under a covered claim. These obligations survive repayment.
12.3  No Fiduciary Duty. The Lender is not acting as a fiduciary or financial adviser to any Obligor; each Obligor has made its own independent decision to enter into the Loan Documents.
13.  NOTICES
13.1  Form; Methods; Effectiveness. Any notice or communication under the Loan Documents shall be in writing, in English, and delivered by hand, internationally recognized courier, or email (PDF attachments permitted) to the addresses below (as updated by notice). A notice is effective when delivered (hand or courier, per delivery confirmation) or, if by email, when the sender's system shows transmission without bounce-back during the recipient's local Business Day (otherwise the next Business Day). Supporting documents may be in Spanish; the Borrower shall provide English translations on the Lender's reasonable request.
13.2  Notice Details.
Lender: Energea Portfolio 5 LATAM LP, 52 Main Street, Chester, CT 06412, U.S.A.; Attention: Juan Carvajales, Senior Portfolio Manager; Email: juan@energea.com; with a copy to: Mike Silvestrini, Managing Partner; Email: mike@energea.com.
Borrower: KLIMA INVEST S.A.S., Carrera 71 # 46-8, Medellín, Antioquia, Colombia; Attention: Legal Representative; Email: info@unergo.io.
Guarantor: SOLENIUM S.A.S., [address •], Medellín, Colombia; Attention: Legal Representative; Email: [•].
13.3  Electronic Delivery; E-Signatures. Agreements, certificates, Draw Notices, statements, and other documents may be delivered electronically. Signatures delivered by DocuSign or comparable e-signature platforms, or by scanned PDF, are binding to the fullest extent permitted by Applicable Law.
14.   AMENDMENTS AND WAIVERS
14.1  Writing Required. No amendment, waiver, or consent is effective unless in writing and signed as follows:
14.1.1  PLA-Level Changes. For a change affecting only one Project / PLA that does not alter any Hard-Locked Term: the Lender and the Borrower.
14.1.2  Platform-Level Changes. For any change to a Hard-Locked Term or the Aggregate Cap: the Lender and the Borrower, and the Guarantor to the extent the change would reasonably be expected to increase or expand the Guarantor's obligations under Article 10.
14.1.3  Ministerial Updates. The Lender may request, and the Borrower shall execute, ministerial or conforming updates (cross-reference corrections, typographical fixes, completed schedules) that do not adversely affect substantive rights.

14.2  No Oral Waivers. Any waiver must be specific, in writing, and signed by the waiving Party; no course of dealing constitutes an amendment or waiver.
15.   ASSIGNMENTS; PARTICIPATIONS
15.1  Borrower Transfers Prohibited. No Obligor may assign, novate, or transfer any right or obligation under the Loan Documents without the Lender's prior written consent; any merger, consolidation, change in legal form, or transfer of all or substantially all assets is deemed an assignment.
15.2  Lender Assignments. The Lender may assign all or any portion of its rights and obligations to (a) an Affiliate of the Lender or (b) a bank, financial institution, fund, or other institutional investor that customarily holds project-finance or private-credit loans, subject to: no increase in the Borrower's monetary obligations; customary KYC and sanctions screens; and prompt written notice to the Borrower. Each assignment automatically includes the Lender's rights in the collateral and the Corporate Guarantee; the Borrower shall execute reasonable ministerial documents to reflect transfers in local filings at the Lender's cost.
15.3  Participations. The Lender may grant non-voting participations; participants have no privity with, and no direct rights against, any Obligor.
15.4  Register. The Lender shall maintain a non-public register of assignments and participations; entries are prima facie evidence absent manifest error.
16.   GOVERNING LAW; JURISDICTION
16.1  Governing Law - Split of Laws. This Agreement and each PLA (other than instruments governing collateral located in Colombia) are governed by the laws of the State of Delaware, without regard to its conflicts-of-law principles. The creation, perfection, priority, and enforcement of security interests over assets located in, registered in, or otherwise subject to the laws of the Republic of Colombia are governed by Colombian law.
16.2  Jurisdiction. Each Obligor submits to the non-exclusive jurisdiction of the state courts of the State of Delaware (including the Court of Chancery) and the federal courts of the United States located in the District of Delaware, and waives any objection based on venue or forum non conveniens. Nothing limits the Lender's right to take action in Colombia or any other jurisdiction where collateral is located, registered, or payable, or to enforce judgments or orders. For the avoidance of doubt, no foreign governing law, foreign forum, arbitration clause, or foreign proceeding shall limit, stay, condition, or suspend the Lender's ability to exercise any in rem or collateral enforcement remedy available under Colombian law or under the Colombian Security Documents, including pago directo, ejecución especial de la garantía, fiduciary instructions, enforcement of assigned receivables, account control, RGM remedies, or proceedings before Colombian authorities or courts.
16.3  Service of Process. Service of process may be effected by any method permitted under Applicable Law, including by internationally recognized courier with delivery confirmation to a Party's notice address.
16.4  Waiver of Immunity. To the extent permitted by Applicable Law, each Obligor irrevocably waives any claim to sovereign immunity with respect to its obligations under the Loan Documents.
16.5   Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY PLA, THE SECURITY DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY.
16.6  Judgment Currency. To the extent permitted by law, any judgment obtained by the Lender shall be expressed in COP. Where a judicial liquidation in COP of an obligation expressed in another currency is required, the conversion shall be made at the tasa representativa del mercado (TRM) in effect on the date of payment, in accordance with paragraph 1 of article 86 of Banco de la República External Resolution 1 of 2018.
17.   MISCELLANEOUS
17.1  Entire Agreement. The Loan Documents constitute the entire agreement among the Parties with respect to their subject matter and supersede all prior and contemporaneous understandings, negotiations, and term sheets, including the Term Sheet (Recital F); provided, that the binding Expenses, Confidentiality, and Exclusivity undertakings of the Term Sheet remain in effect to the extent restated in or consistent with the Loan Documents.
17.2  Confidentiality. Each Party shall keep non-public information received in connection with the Loan Documents confidential, with customary carve-outs for Affiliates and advisers bound by confidentiality, regulators, legal process, prospective assignees and participants under Article 15, and information that becomes public other than through breach.

17.3  No Third-Party Beneficiaries. Except for Indemnified Parties under Section 12.2, nothing in the Loan Documents confers any rights on any Person other than the Parties.
17.4   Severability. If any provision is held invalid or unenforceable in any jurisdiction, it shall be modified to the minimum extent necessary (or severed), without affecting the remaining provisions or that provision in any other jurisdiction.
17.5  Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each deemed an original; electronic signatures and delivery are effective per Section 13.3.
17.6  Survival. Article 3 (as to accrued amounts), Section 4.3 (Taxes), Article 10 (until release under the Performance Test), Article 11 (to the extent of enforcement and application of proceeds), Article 12 (Expenses; Indemnification), Article 16 (Governing Law; Jurisdiction), and Section 17.2 (Confidentiality) survive termination and repayment.
17.7  Time of the Essence. Time is of the essence in the performance of all obligations, including Payment Dates and reporting deadlines.
17.8   Relationship of the Parties. Nothing in the Loan Documents creates a partnership, joint venture, or agency relationship.
18.   EXHIBITS AND SCHEDULES
18.1   Incorporation. The following Exhibits and Schedules are incorporated by reference and form part of this Agreement: Exhibit A - Draw Notice (Form); Exhibit B - Compliance Certificate / DSCR Computation (Form); Exhibit C - Technical Certificate (Form - construction Advances); Exhibit D - Forms of Pagaré en Blanco and Carta de Instrucciones (Borrower and Guarantor) [forms to be conformed by Colombian counsel]; Schedule 1 - Permitted Investments for the DSRA; Schedule 2 - Payment Mechanics, Account Details, and Cut-Offs [to be completed at closing]. Where a form contains [•] blanks, the Parties shall complete them consistently with this Agreement and the applicable PLA. The body of this Agreement prevails over its Schedules and Exhibits.

[SIGNATURE PAGE TO MASTER LOAN AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Master Loan Agreement to be executed by their duly authorized representatives as of the Effective Date.

LENDER:
ENERGEA PORTFOLIO 5 LATAM LP

By:
Name: Michael Paul Silvestrini Title: Managing Partner

BORROWER:
KLIMA INVEST S.A.S. (NIT 901859924-6)

By:
Name: Silvia Natalia Montilla Cortes (C.C. 1.032.481.379) Title: Legal Representative (representante legal)

GUARANTOR (solely with respect to Article 10 and the provisions expressly applicable to it): SOLENIUM S.A.S.

By:
Name: Jaibet Paola Santiago Ribón
Title: Legal Representative (representante legal)

EXHIBIT A - DRAW NOTICE (FORM)
To: Energea Portfolio 5 LATAM LP. Date: [•]. Reference: Master Loan Agreement dated [•], 2026, and PLA-[•] ([Project]). The undersigned, KLIMA INVEST S.A.S., requests an Advance as follows: (1) Amount (COP): [•]; (2) Requested funding date: [•] (not earlier than five (5) Business Days after this notice); (3) Permitted Use(s) and payee instructions: [•]; (4) For construction Advances: milestone(s), Approved Budget line items, and in-balance confirmation per the Construction Rider, with the Technical Certificate attached; (5) BanRep registration status (to be completed one
(1) Business Day before disbursement): [•]. The Borrower certifies that: the representations and warranties are true and correct in all material respects; no Default or Event of Default has occurred and is continuing; the proceeds will be applied solely to the Permitted Uses stated above (subject to the Clawback); and after giving effect to this Advance, the Advance Rate and Aggregate Cap are complied with. The Borrower acknowledges that the Facility is uncommitted at the platform level and that funding of this Advance is subject to MLA Section 2.2 (including the absence of any continuing Drawstop Event). KLIMA INVEST S.A.S. - By:        Name: [•] Title: [•].
EXHIBIT B - COMPLIANCE CERTIFICATE / DSCR COMPUTATION (FORM)
For the fiscal quarter ended [•]. The undersigned officer of KLIMA INVEST S.A.S. certifies: (1) DSCR (portfolio, trailing-nine-month, per Section 1.1.28). (a) Cash flow available for Debt Service (aggregate, per the attached computation): COP [•]; (b) Debt Service (scheduled principal + scheduled interest at 18.00% per annum): COP [•]; (c) DSCR = (a) / (b) = [•]x; covenant: not less than 1.30x (MLA Section 9.12) - [Compliant / Not compliant]. (2) Performance Test (informational until release). DSCR measured on Energy Revenue only (excluding insurance proceeds, EPC liquidated damages, regulatory or market refunds, and other non-recurring items): [•]x; DSRA balance vs. DSRA Target Balance: COP [•] / COP [•]; reporting current: [Yes/No]; no Event of Default continuing: [Yes/No].
(3) Covenants. No Default or Event of Default has occurred and is continuing [except as described in the attachment, with proposed cure]. (4) Attachments. DSCR computation work-papers; Controlled Account statements; Waterfall application summary. KLIMA INVEST S.A.S. - By:            Name: [•] Title: [•].
EXHIBIT C - TECHNICAL CERTIFICATE (FORM - CONSTRUCTION ADVANCES)
Project: [•] (New-Build). PLA: [•]. Milestone(s): [•]. The Lender (or its designee), through its Technical Director, confirms on the basis of the evidence listed below that the milestone(s) stated above have been achieved in accordance with the Approved Budget and draw schedule, and that the requested Advance satisfies the in-balance test: (a) evidence reviewed (photographs, delivery notes, test reports, interconnection evidence, invoices, payment certificates): [•]; (b) Approved Budget status and variances: [•]; (c) in-balance confirmation (remaining availability + committed equity ≥ cost to complete): [•]; (d) conditions or holdbacks: [•]. Technical Director sign-off (Technical Gate, MLA Section 5.3.2):          Date: [•].
SCHEDULE 1 - PERMITTED INVESTMENTS FOR THE DSRA
Cash in the DSRA; COP-denominated demand or time deposits at the Account Bank (or another Colombian financial institution approved by the Lender, rated at least the equivalent of investment grade on the Colombian national scale) maturing no later than the next Payment Date; and COP-denominated money-market funds (fondos de inversión colectiva del mercado monetario) administered by the Account Bank or its Affiliates and approved by the Lender. No equities, derivatives, foreign-currency instruments, or instruments with maturities beyond the next Payment Date.
SCHEDULE 2 - PAYMENT MECHANICS, ACCOUNT DETAILS, AND CUT-OFFS
[To be completed at closing with the Account Bank: Controlled Account coordinates; DSRA sub-account; Lender Account details; bank cut-off times; declaración de cambio processing arrangements; BanRep filing references.]

Unergy-Klima Master Loan Agreement Unergy-Klima Master Loan Agreement.pdf
853d94823699c5ad42d8b1a97cc9c64807aaeadb MM / DD / YYYY
Signed

07 / 15 / 2026
20:04:05 UTC
Sent for signature to Mike Silvestrini (mike@energea.com), Silvia Montilla Cortés (silvia@unergy.io) and Jaibet Paola Santiago Ribón (paola@solenium.co) by integrations@hellosign.com acting on behalf of juan@energea.com
IP: 186.170.59.237

07 / 15 / 2026
20:18:54 UTC
Viewed by Silvia Montilla Cortés (silvia@unergy.io) IP: 38.19.84.100

07 / 15 / 2026
20:19:51 UTC
Signed by Silvia Montilla Cortés (silvia@unergy.io) IP: 38.19.84.100

07 / 15 / 2026
21:10:49 UTC
Viewed by Mike Silvestrini (mike@energea.com) IP: 47.165.22.174

07 / 15 / 2026
21:11:04 UTC
Signed by Mike Silvestrini (mike@energea.com) IP: 47.165.22.174

Unergy-Klima Master Loan Agreement Unergy-Klima Master Loan Agreement.pdf
853d94823699c5ad42d8b1a97cc9c64807aaeadb MM / DD / YYYY
Signed

07 / 16 / 2026
03:01:33 UTC
Viewed by Jaibet Paola Santiago Ribón (paola@solenium.co) IP: 191.92.144.172

07 / 16 / 2026
03:02:08 UTC

07 / 16 / 2026
03:02:08 UTC
Signed by Jaibet Paola Santiago Ribón (paola@solenium.co) IP: 191.92.144.172

The document has been completed.